Exhibit 99.1

Contacts:                 Ball Corporation        Group Saint-Gobain
                          Harold Sohn             Nicole Grisoni-Bachelier
                          317/747-6483            (Paris, France)
                                                  47-62-30-52


                       New Glass Container Company Formed

          MUNCIE, Ind., Sept. 18, 1995 -- Ball-Foster Glass Container Co., L.L.C., a joint venture of Ball Corporation and Paris-based Saint-Gobain, has officially begun operations. The company manufactures glass containers for the food and beverage industry for customers throughout the United States.

          The new company is now the second largest U.S. glass container manufacturer. It is owned 58 percent by Saint-Gobain and 42 percent by Ball and combines the assets of Ball Glass Container Corporation (a Ball subsidiary) with the assets of American National Can's Foster-Forbes glass container business.

          Headquartered in Muncie, Ind., Ball-Foster Glass Container Co., L.L.C., has 22 manufacturing facilities in 15 states and has approximately 8,500 employees. It is estimated that the company's 1995 sales will be approximately $1.5 billion.

          Herbert H. Thompson, previously a senior vice president of American National Can, is president and chief executive officer of the new venture. Says Thompson, "I'm extremely enthusiastic about being part of this operation. Ball, Foster-Forbes and Saint-Gobain each have special strengths, and Ball -Foster will benefit from all three."

          George A. Sissel, Ball's president and CEO, says, "The new company will have considerable resources and an enhanced ability to focus on meeting the needs of the glass customers. The creation of Ball-Foster presents the marketplace with a new, strong supplier, whose background includes many years of providing quality glass containers and top-notch customer service."

          According to Claude Picot, president of Saint-Gobain's Containers Division, "Creation of the new Ball-Foster company is a major opportunity for Saint-Gobain in North America and represents a milestone in our overall goal to grow in this very important market."

          Ball Corporation is a manufacturer of rigid packaging products, and supplies aerospace and other technology products and services to government and commercial customers. The company had sales of nearly $2.6 billion in 1994.

          Saint-Gobain, one of the top 100 industrial corporations in the world, is a leading producer of flat glass, containers, fiber reinforcements, insulation, building materials, piping, abrasives and industrial ceramics. With its investment in Ball-Foster and completion of its first American perfume bottle plant in Georgia next year, Saint-Gobain will become the world's leading glass container company. The company's 1994 sales totaled $13.6 billion.



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